Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES BANKING
EXPANSION INTO MALIBU, CALIFORNIA

IRVINE, CA – April 27, 2004 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its bank subsidiary, Commercial Capital Bank (the “Bank”), has entered into a lease agreement to open a banking office in Malibu, California. The new banking office, located in Cross Creek Plaza, just off the Pacific Coast Highway at Cross Creek Road, is a continuation of the Company’s strategy of providing high-end, relationship-driven, private and business banking services to its clientele of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals.

The Malibu banking office is scheduled to open in June 2004 and compliments the Bank’s Beverly Hills banking office, which is scheduled to open later this summer. The Bank’s Los Angeles county deposit franchise will be further enhanced through the Company’s pending acquisition of Hawthorne Financial Corporation and its banking subsidiary, Hawthorne Savings, which was announced in January 2004, and is scheduled to close in the second quarter of 2004. Hawthorne Savings has 15 banking offices in Southern California, including nine in the County of Los Angeles. The city of Malibu is one of the most affluent areas in the County of Los Angeles, with a median household income of $102,031, and approximately 25% of households earning more than $200,000 in annual income. Other Cross Creek Plaza businesses include Banana Republic, Starbuck’s, Sotheby’s Real Estate, Cosentino’s Flowers, Malibu Lifestyles, Ben & Jerry’s Ice Cream, Indiana Joan’s, UCLA Medical Group – Malibu, the Malibu Colony Company, Colin McEwen High School, Malibu Village Wines, McLean Gallery, Room at the Beach, Goodson’s Jewelry, Fast Frame, Marmalade Café, and Malibu Kitchen.

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2003, the Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Malibu, California in June 2004, Beverly Hills, California in the summer of 2004, and Newport Coast in 2005. On January 27, 2004, the Company announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.8 billion of deposits and 15 branches.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.